Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES SECOND QUARTER RESULTS

MEDWAY, MA, July 22, 2008 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, today reported results for its second quarter ended June 28, 2008.

Net sales for the second quarter of 2008 were $33.1 million compared to $34.7 million for the corresponding 2007 period. The Company reported net income for the second quarter of 2008 of $.1 million, or $0.01 per diluted share, compared to $1.1 million, or $0.06 per diluted share, reported for the corresponding 2007 period.

For the six months ended June 28, 2008, net sales increased to $72.9 million compared to $69.4 million for 2007. Net income for the six months ended June 28, 2008 was $1.4 million, or $0.08 per diluted share, compared to net income of $2.2 million, or $0.12 per diluted share, for 2007.

John Aglialoro, Chairman and CEO stated, “Through timely management of production and expenses, CYBEX achieved a modest profit in a difficult sales quarter. Although the U.S. and world economic conditions continue to be a concern, the fitness industry appears to be performing relatively well and the sales order rate at CYBEX began to improve at the end of Q2. We remain confident that our strategy of emphasizing new products and expanding markets, combined with a continued focus on cost savings and manufacturing efficiencies, will promote both increased long-term sales and earnings growth.”

The Company will hold a conference call today. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexintl.com. Under the category Company, click on Press, scroll to bottom and select Q2 Earnings Release Conference Call.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user — from the professional athlete to the first-time exerciser — to improve daily human performance. For more information on CYBEX and its product lines, please visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2007, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2008.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales	$33,136	$34,740	$72,916	$69,416
Cost of sales	22,480	22,535	48,088	44,317

Gross profit	10,656	12,205	24,828	25,099
As a percentage of sales	32.2%	35.1%	34.1%	36.2%
Selling, general and administrative expenses	10,115	10,380	21,640	21,176

Operating income	541	1,825	3,188	3,923
Interest expense (income), net	278	(48)	625	162

Income before income taxes	263	1,873	2,563	3,761
Income taxes	135	778	1,117	1,562

Net income	$128	$1,095	$1,446	$2,199

Basic net income per share	$0.01	$0.06	$0.08	$0.13

Diluted net income per share	$0.01	$0.06	$0.08	$0.12

Shares used in computing basic net income per share	17,388	17,309	17,377	17,288

Shares used in computing diluted net income per share	17,719	17,911	17,713	17,902

-more-

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 28, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,654	$609
Accounts receivable, net	16,315	21,015
Inventories	13,459	13,803
Prepaid expenses and other	3,906	1,970
Deferred tax asset	4,325	4,325

Total current assets	39,659	41,722
Property and equipment, net	35,049	34,089
Goodwill	11,247	11,247
Deferred tax asset	9,659	10,718
Other assets	327	353

	$95,941	$98,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,520	$2,628
Accounts payable	6,904	7,021
Accrued expenses	11,800	13,887

Total current liabilities	20,224	23,536
Long-term debt	15,753	16,322
Other liabilities	3,171	3,229

Total liabilities	39,148	43,087
Stockholders’ equity	56,793	55,042

	$95,941	$98,129

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